Issuer Free Writing Prospectus Dated August 2, 2010

(Supplementing Preliminary Prospectus Dated July 23, 2010)

Filed Pursuant to Rule 433

Registration Statement No. 333-166436

5,357,143 Shares

Gordmans Stores, Inc.

Common Stock

The following updates the disclosures in the preliminary prospectus dated July 23, 2010. References to “Gordmans,” “we,” “us” and “our” are used in the manner described in such preliminary prospectus.

Comparable Store Sales Update

For the second quarter of fiscal 2010 (the 13 weeks ended July 31, 2010), our comparable store sales increased by 8.3% over the second quarter of fiscal 2009.

The foregoing comparable store sales update reflects preliminary information that is not derived from reviewed or audited financial statements and, therefore, is subject to change in connection with the review or audit of our financial statements.

To review the preliminary prospectus included in the registration statement, click the following link on the SEC web site at www.sec.gov (or if such address has changed, by reviewing the issuer’s filings for the relevant date on the SEC web site): http://www.sec.gov/Archives/edgar/data/1490636/000119312510164366/ds1a.htm. The issuer’s Central Index Key, or CIK, on the SEC web site is 0001490636.

Gordmans Stores, Inc., the issuer, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you are encouraged to read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Piper Jaffray or Wells Fargo Securities will arrange to send you the prospectus if you request it by calling toll free 1-877-371-5212 or 1-800-326-5897, respectively.

Piper Jaffray	Wells Fargo Securities

Baird	Stifel Nicolaus Weisel